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                                                                    EXHIBIT 24.1


              Consent of Independent Certified Public Accountants



North American Technologies Group, Inc.
Houston, Texas


We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated April 13, 1995, except for Note 6, as to which the date is April 24, 1995 and Notes 4 and 21, as to which the date is September 22, 1995, relating to the consolidated financial statements of North American Technologies Group, Inc., which is contained in that Prospectus.

We also consent to the reference to us under the caption "Experts" in the Prospectus.



                                                       /s/ BDO SEIDMAN, LLP

                                                           BDO SEIDMAN,LLP

Philadelphia, Pennsylvania
October 9, 1995